Exhibit 10.2

Project I - Rig 17

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is made as of this 25th day of August, 2006, between Second Bridge LLC (hereinafter referred to as the "Consulting Firm"), and Blast Energy Services, Inc. (hereinafter referred to as the "Company"). The Consulting Firm and the Company previously executed a Consulting Agreement for the transition services provided therein. This Agreement is a separate consulting service agreement for the services as set forth herein.

1. Consulting.
The Company hereby employs Consulting Firm, and Consulting Firm hereby accepts engagement with the Company upon the terms and conditions herein set forth. This Agreement contains the entirety of the terms and conditions of Consulting Firm's engagement with the Company for the construction of Rig 17, as defined herein. Except as specifically provided for herein, no other document, handbook, manual or oral agreements or promises shall constitute this engagement contract between Consulting Firm and the Company.

2. Term.
The term of this Agreement shall begin on or before September 1, 2006 and shall continue until terminated as hereinafter provided. Unless earlier terminated as provided in this Agreement, this Agreement continues for a maximum period of six (6) months from the Notice Date, defined below.

3.  Employee Benefit Plans and Compensation.

(a) The Company shall have no obligation to the Consulting Firm regarding employee benefit plans of any kind.

(b) As compensation for said Consulting Services, Consulting Firm shall receive Total Compensation defined as follows:

The Total Compensation under this Agreement shall be nine-hundred thousand (900,000) shares of Common Stock in the Company restricted only for purposes of registration by the company as provided in Exhibit A. The share certificate shall be delivered on or before September 1, 2006.

1.	The Total Compensation provisions set forth in Section 3 of this Agreement shall survive the termination of this Agreement until completely fulfilled by the Company and subject to Section 4, below.

(c) Right of First Refusal: As incentive to the Company to provide this Agreement, the Consulting Firm hereby grants to the Company a right of first refusal to enter into an agreement with the Consulting Firm to purchase any rotary land drilling rig it may construct or own, for the period of time between August 16, 2006 and August 16, 2008. The Consulting Firm will send Notice to the Company in writing that the Consulting Firm is offering one or more rotary land drilling rig(s) for sale and the price the Company shall pay. The Company shall have five (5) days to decide to accept the Consulting Firm’s offer and to notify the Consulting Firm in writing delivered by facsimile with an original sent to the Consulting Firm in hard copy that it accepts the offer of the Consulting Firm to sell such rotary land drilling rig(s). In the event the Company does elect to purchase such rig(s) as set forth in the Consulting Firm’s Notice, described above, the Company shall immediately pay to the Consulting Firm one-half of the Purchase Price as set forth in the Notice which shall be non-refundable upon receipt by the Consulting Firm and the Company shall have thirty (30) days to close such purchase or it shall have no further rights under this right of first refusal and shall forfeit the one-half of the Purchase Price paid to the Consulting Firm.

4. Termination.
After delivery of the Total Compensation, all compensation received by the Consulting Firm prior to termination as defined in Section 2, shall be retained by the Consulting Firm without regard to any claims by the Company and the Company retains no rights to off-set or withhold any amounts due to the Consulting Firm under this Agreement.

5.  NO WARRANTY OF CONSULTING FIRM AND THE RESPONSIBLILITES OF THE COMPANY

Consulting Firm makes no warranty or guarantee of any kind, as it is only providing consulting services under this Agreement, the construction of Rig 17 remains in complete ownership and control of the Company at all times including through the time the Total Compensation is received by the Consulting Firm and this Agreement terminates. The Consulting Firm makes no implied warranty of any kind and the Consulting Firm does not intend to perform any construction services nor be obligated in any manner to provide the materials and labor required for the construction of Rig 17. The Company shall bear all responsibility and warrants that it has acquired and maintains the proper authority from all federal, state and local governmental agencies which require any such authority; and that the Company is qualified to do business in the State of Oklahoma; and that it has obtained all permits, licenses and other necessary documents to perform it’s obligations and to perform under the terms of this Agreement. The Company shall remain completely and totally responsible for the Company’s employees and that they are in compliance with and are eligible to be employed under all federal, state and local employment statutes and regulations, and the Company agrees that The Company is solely responsible for ensuring such compliance and eligibility.

7. Project Specifications. The Company intends to use market conditions and contracting capabilities to determine final Rig 17 specifications, which are subject to change based upon contracting capabilities and customer requests.

8.  Indemnification. The Company hereby extends to the Consulting Firm indemnification regarding all of its work for the Company. The Consulting Firm’s Members, officers, employees, and agents shall be entitled to be indemnified by the Company to the fullest extent provided under the law, and shall be entitled to advance of expenses, including attorney fees, in the defense or prosecution of a claim against the Consulting Firm or such person in such person’s capacity as member, officer, employee, or agent of the Consulting Firm from any claim arising from, or related in any manner to, its work for the Company under this Agreement. Indemnification offered hereunder shall survive the termination of this Agreement for two (2) years after the date of termination.

9. Insurance. The Company shall, during the Term, have and maintain in force the following insurance coverage:

(a)
Worker’s Compensation Insurance, including with a minimum limit sufficient to cover the statutory requirements of such country, state or territory. Such insurance must name Consulting Firm as an additional insured with respect to its legal liability arising from the Company’s acts or omissions

(b)
Commercial General Liability Insurance, including Contractual Liability, Products, Completed Operations Liability and Personal Injury, and Broad Form Property Damage Liability coverage for damages to any property with a minimum combined single limit of $1,000,000 per occurrence and $5,000,000 umbrella excess liability. Such insurance must name Consulting Firm as an additional insured with respect to its legal liability arising from the Company’s acts or omissions.

(c)	“All Risk” Property insurance covering not less than the full replacement cost of the Company’s personal property while on or at the Company’s work location.

The foregoing insurance coverage shall be primary and non-contributing with respect to any other insurance or self-insurance which may be maintained by the Consulting Firm. When requested, The Company shall cause its insurers to issue certificates of insurance evidencing that the coverage required under this Agreement are maintained in force and that not less than thirty (30) calendar days written notice shall be given to the Consulting Firm prior to any materially adverse modification, cancellation or non-renewal of the policies.

10. Notice.
Unless otherwise provided in this Agreement, any notice, direction or other advice or communication required or permitted to be given hereunder shall, except as provided herein, be in writing and shall be delivered, personally, by facsimile or mailed by registered or certified mail, return receipt requested, addressed to the Company and Consulting Firm at the addresses set forth below, or at such other address as such party may designate to the other in writing.

If to Company: David M. Adams President and Co-CEO
14550 Torrey Chase Blvd, Suite 330
Houston, Texas, 77014
Facsimile: 281-453-2899

If to Consulting Firm: Dirk O’Hara, Manager
1126 Rambling Oaks Drive

Norman, Oklahoma 73072.
Facsimile: 405-447-9351

Either party may designate a different address or facsimile number by written notice to the other.

11. Waiver or Breach.
The waiver of either the Company or Consulting Firm of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Consulting Firm or the Company. This Agreement sets forth the entire understanding of the parties with respect to the subject matter herein.

12. Binding Effect.
This Agreement shall be binding upon and shall inure to the benefit of both the Company and the Consulting Firm and their respective successors, heirs and legal representatives, but neither this Agreement nor any rights hereunder may be assigned by Consulting Firm or the Company without the consent in writing of the other Party with such consent not unreasonably withheld.

13. Amendments.
Except as provided specifically above, no amendments, modifications or variations of the terms and conditions of this Agreement shall be valid unless in writing and signed by all of the parties.

14. Choice of Law.
This Agreement shall be governed by and construed under the laws of the State of Oklahoma. In the event of any breach or threatened breach of this Agreement, Consulting Firm and the Company irrevocably submit and consent to the jurisdiction of a court of competent jurisdiction in Cleveland County, Oklahoma, and irrevocably agree that venue for any action or proceeding shall be in the County of Cleveland, State of Oklahoma and any higher courts within the State of Oklahoma. Both parties waive any objection, including, but not limited to, Federal diversity jurisdiction, to the jurisdiction of these courts or to venue in Cleveland County, State of Oklahoma.

15. Severability.
If any provision of this Agreement shall be held, declared or pronounced void, voidable, invalid, unenforceable or inoperative for any reason, by any court of competent jurisdiction, government authority or otherwise, such holding, declaration or pronouncement, shall not adversely affect any other provision of this Agreement, but shall otherwise remain in full force and effect. Notwithstanding the foregoing sentence, the provisions of this Agreement that specifically state set forth their survival of the termination of this Agreement may not be severed or waived by any act of a person, court, or termination of this Agreement as those provisions are independently negotiated and fully agreed to by the Parties hereto.

16. No Third Party Benefit.
None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or the Consulting Firm. Furthermore, this Agreement is made solely and specifically for the benefit of the parties hereto, their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person, individual or entity, governmental body, taxation authority, or their heirs, executors, administrators, legal representatives, successors, and assigns shall have any rights, interests, or claims hereunder or be entitled to any benefits under or on account of this agreement as a third-party beneficiary or otherwise.

17. Assignment.
The Parties may assign this Agreement or the proceeds due hereunder with notice and the written consent of the other Party which consent shall not be unreasonably withheld.

18. Entire Agreement.
This Agreement sets forth the entire agreement of the parties hereto, and all prior discussions, oral or written and any such agreements are merged herein.

19. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all proposes be deemed to be an original, and such counterparts shall together constitute one and the same instrument.
(Rest of Page Intentionally Blank)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

Blast Energy Services, Inc., a California Corporation (The Company herein)

By:	/s/ David M. Adams
Its: President and Co-CEO, David M. Adams

Second Bridge LLC (The Consulting Firm herein):

/s/ Dirk O’Hara, Managing Member
By: Dirk O’Hara, Managing Member

Exhibit A

REGISTRATION OF COMMON STOCK

I.
The Company shall not be required to issue fractional shares of capital stock upon the delivery of Certificates which would evidence fractional shares of capital stock. In the event that a fraction of a share would, except for the provisions of this Section I, be issuable upon the Notice from the Consulting Firm, The Company shall pay to the Consulting Firm within five (5) days of receipt of its Notice an amount in cash equal to such fraction multiplied by the market value of a Share as calculated under this Agreement.

II.     Market Value:  For use in calculation of the Total Compensation as provided in this Agreement if the Company Common Stock shares are listed or traded on a national securities exchange or in the NASDAQ Reporting System, the closing price on the principal national securities exchange on which they are so listed or traded or in the NASDAQ Reporting System, as the case may be, on the last business day prior to the date of the Notice of the Consulting Firm. The closing price referred to in this clause shall be the last reported sales price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on the national securities exchange on which the Company Common Stock shares are then listed on in the NASDAQ Reporting System; or in the event no such closing price or closing bid and asked prices are available, as determined in any reasonable manner as may be prescribed by The Company Board of Directors.

III.
Subject to the terms and conditions of this Agreement, promptly upon the Consulting Firm’s Notice in accordance with this Section, Consulting Firm shall be entitled to receive a stock certificate evidencing ownership of the Common Stock chares. The Certificate(s) shall be registered in the name of the Consulting Firm and shall be delivered, as provided above, to or upon the written Notice.

IV.
In case any that the Certificates shall be mutilated, lost, stolen or destroyed, The Company shall issue and deliver, in exchange and substitution for and upon cancellation of the mutilated Certificate, or in lieu of and in substitution for the Certificate lost, stolen or destroyed, a new Certificate of like tenor and representing an equivalent right or interest.

V.
The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Shares or its authorized and issued Shares held in its treasury for the purpose of enabling it to satisfy its obligation under this Agreement to issue Shares upon Notice by the Consulting Firm, the full number of Shares deliverable as calculated by this Agreement.

VI.	The Company covenants that all Shares which may be issued pursuant to this Agreement will be validly issued, fully paid and non-assessable outstanding Shares of The Company.

VII. Until registered with the Securities and Exchange Commission as provided for in this Agreement, the Certificates issued to the Consulting Firm in relation to its Notice may bear the following legend by which the Consulting Firm shall be bound:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE."

Certificates without such legend shall be issued if such shares are sold pursuant to an effective registration statement under the Securities Act of 1933 (the “Act”) or if The Company has received an opinion from Consulting Firm’s counsel reasonably satisfactory to counsel for The Company, that such legend is no longer required under the Act.

VIII.
Registration Rights. The Company is obligated to register the shares of Common Stock provided for under this Agreement in any subsequent registration statement filed by The Company for its own account or the account of any other shareholder or the Consulting Firm with the SEC, so that Consulting Firm as the holder of such Common Stock shall be entitled to sell the same simultaneously with and upon the terms and conditions as the securities sold for the account of The Company or any other shareholders are being sold pursuant to any such registration statement, subject to reasonable and customary lock-up provisions as may be proposed by the underwriter of said registration statement and agreed to by the investors ("Piggyback Registration Right"). In Addition, upon the receipt by The Company of a written Notice from Consulting Firm as provided in the Agreement, the Company shall immediately act for the registration of all or any portion of the Shares of Common Stock comprising the Total Compensation, at any time that is within at least 30 days after the date of the Notice. The Company shall prepare and file, within 30 days after the date of such Notice of the Consulting Firm, a registration statement under the Act covering the Shares which are subject to such Notice and comprise the entire Total Compensation and shall use its best commercial efforts to cause such registration statement to become effective within 90 days following the Notice from the Consulting Firm (a “Demand Registration”). In connection with any Registration hereunder, The Company shall indemnify, defend and hold harmless the Consulting Firm, any underwriter, dealer or broker for Consulting Firm, and their respective affiliates, directors, officers, partners, employees, agents and representatives from and against any and all losses, claims, damages, liabilities, costs and expenses arising out of or based upon any untrue or alleged untrue statement of any material fact contained in a registration statement filed with the SEC pursuant thereto, any prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

IX.
Adjustment of Number of Shares and Class of Capital Stock Purchasable. The Number of Shares and Class of Capital Stock to be delivered under this Agreement are subject to adjustment from time to time as set forth in this Section.

(a) Adjustment for Change in Capital Stock. If The Company:

(i)	pays a dividend or makes a distribution on its Common Stock, in each case, in shares of its Common Stock;

(ii)	subdivides its outstanding shares of Common Stock into a greater number of shares;

(iii)	combines its outstanding shares of Common Stock into a smaller number of shares;

(iv)	makes a distribution on its Common Stock in shares of its capital stock other than Common; or

(v)
issues by reclassification, conversion or recapitalization of its shares of Common Stock any shares of its capital stock or of subscription rights, options, warrants, or exchangeable or convertible securities containing the right to subscribe for or purchase shares of any class of equity securities of The Company;

then the number and classes of shares purchasable in effect immediately prior to such action shall be adjusted so that the Consulting Firm may receive the number and classes of shares of capital stock of The Company which such Consulting Firm would have owned immediately following such action if such Consulting Firm had given Notice immediately prior to such action. For a dividend or distribution the adjustment shall become effective immediately after the record date for the dividend or distribution. For a subdivision, combination or reclassification, the adjustment shall become effective immediately after the effective date of the subdivision, combination or reclassification.

(b) Consolidation, Merger or Sale of The Company. If The Company is a party to a consolidation, merger, reorganization or transfer of assets which reclassifies or changes its outstanding Common Stock, the successor corporation (or corporation controlling the successor corporation to The Company, as the case may be) shall by operation of law assume The Company's obligations under this Agreement. As a condition to the consummation of such transaction, The Company shall arrange for the person or entity obligated to issue securities or deliver cash or other assets upon Notice by the Consulting Firm to, concurrently with the consummation of such transaction, assume The Company's obligations hereunder by executing an instrument so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section IX.

(c)
Notice of Adjustments. If The Company shall propose to take any action specified above that would result in an adjustment of the number of Shares, then in each such case The Company shall give at least 10 days prior written notice to the Consulting Firm of such proposed action, which shall specify the record date for such event and the date of participation therein by the Consulting Firms of Common Stock, if any such date has been fixed, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Common Stock. In addition, if the number of Shares the Company must deliver or the Price per Share is adjusted, The Company shall thereafter promptly deliver to Consulting Firm a certificate signed by its chief financial officer setting forth, in reasonable detail, (a) the event requiring the adjustment, (b) the method by which the adjustment was calculated, and (b) the number of Shares the Company must then deliver after giving effect to such adjustment.

X.
Successors. All the covenants and provisions of this Agreement by or for the benefit of The Company or Consulting Firm shall bind and inure to the benefit of their respective successor(s) and assigns hereunder.

End of Exhibit A.